UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d)

OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): November 15, 2016

FS Investment Corporation II

(Exact name of Registrant as specified in its charter)

Maryland (State or other jurisdiction of incorporation)	814-01047 (Commission File Number)	90-0994912 (I.R.S. Employer Identification No.)

201 Rouse Boulevard Philadelphia, Pennsylvania (Address of principal executive offices)	19112 (Zip Code)

Registrant’s telephone number, including area code: (215) 495-1150

None

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.

Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Effective as of November 15, 2016, Michael Lawson resigned from his position as Chief Financial Officer of FS Investment Corporation II (the “Company”). Mr. Lawson’s resignation was not due to any disagreement with the Company on any matter relating to the Company’s operations, policies or practices. In connection with Mr. Lawson’s resignation, on November 16, 2016, the Company’s board of directors appointed William Goebel as Chief Financial Officer of the Company. Set forth below is biographical information pertaining to Mr. Goebel.

William Goebel

William Goebel, 42, has served as the Chief Financial Officer of FS Global Credit Opportunities Fund—ADV, FS Global Credit Opportunities Fund—T, FS Global Credit Opportunities Fund—A, FS Global Credit Opportunities Fund—D, FS Global Credit Opportunities Fund and FS Investment Corporation since February 2016, February 2016, January 2013, January 2013, January 2013 and March 2011, respectively. He previously served as Chief Financial Officer of the Company and FS Energy and Power Fund from July 2011 to September 2014 and February 2011 to November 2012, respectively. Previously, Mr. Goebel held a senior manager audit position with Ernst & Young LLP in the firm’s asset management practice from 2003 to January 2011, where he was responsible for the audits of regulated investment companies, private investment partnerships, investment advisers and broker-dealers. Mr. Goebel began his career at a regional public accounting firm, Tait, Weller and Baker LLP. Mr. Goebel received a B.S. in Economics from the Wharton School of the University of Pennsylvania in 1997. He is a Certified Public Accountant and holds the CFA Institute’s Chartered Financial Analyst designation. Mr. Goebel serves on the board of directors of Philadelphia Reads, where he is a member of the audit committee and also serves as treasurer.

Mr. Goebel was not appointed to serve as Chief Financial Officer pursuant to any agreement or understanding with the Company or any other person. There are no material contracts or agreements between the Company and Mr. Goebel. Mr. Goebel is employed by the Company’s affiliate, Franklin Square Holdings, L.P., and will not receive any direct compensation from the Company.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

FS Investment Corporation II

Date: November 21, 2016	By:	/s/ Stephen S. Sypherd
Stephen S. Sypherd
Vice President